Exhibit 10.32

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”) is made and entered into by and between Goodman Networks Incorporated (the “Company”), a Texas corporation with its principal place of business in Farmers Branch, Texas, and James Goodman of San Antonio, Texas (the “Executive”), effective as of January 1, 2007.

WHEREAS, the operations of the Company and its Affiliates are a complex matter requiring direction and leadership in a variety of arenas, including financial, strategic planning, regulatory, community relations and others;

WHEREAS, the Executive possesses certain experience and expertise that qualify him to provide the direction and leadership required by the Company and its Affiliates;

WHEREAS, the Company shall provide Executive with highly confidential information pertaining to the Company and its Affiliates; and

WHEREAS, subject to the terms and conditions hereinafter set forth, the Company therefore wishes to employ the Executive as it’s Executive Chairman of the Board or any position the Company may assign and the Executive wishes to accept and the Executive wishes to accept such employment;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, terms, provisions and conditions set forth in this Agreement, the parties hereby agree:

1. Employment. Subject to the terms and conditions set forth in this Agreement, the Company hereby offers and the Executive hereby accepts employment.

2. Term. Subject to earlier termination as hereafter provided, the Executive’s employment hereunder shall be for a term of four (4) years, commencing on the effective date hereof, and shall be automatically renewed thereafter for successive terms of one year each, unless either party provides notice to the other at least ninety (90) days prior to the expiration of the original or any successive term that this Agreement is not to be renewed. The term of this Agreement, as from time to time extended or renewed, is hereafter referred to as “the term of this Agreement” or “the term hereof.” If this Agreement terminates upon the expiration of the term hereof, then the Company shall pay to the Executive the Final Compensation and the Final Bonus (as defined in Section 5(a) below) and the Company shall have no further obligation to the Executive hereunder, provided, that if such expiration occurs as a result of notice of nonrenewal given by the Company as permitted by this Section 2, then the Company will be deemed to have terminated this Agreement other than for Cause, and the Executive shall have the right to receive, and the Company shall pay, the additional amounts contemplated by Section 5(d) below.

3. Capacity and Performance.

(a) During the term hereof, the Executive shall serve the Company as its Executive Chairman of the Board, Corporate Secretary and Board Member or, subject to Executive’s rights under Section 5(e), in such other position as the Board of Directors of the Company (the “Board”) may designate from time to time. During the term hereof, the Executive shall be employed by the Company on a full-time basis and shall perform such duties and responsibilities, consistent with the position of Executive Chairman of the Board on behalf of the Company and its Affiliates as may reasonably be designated from time to time by the Board of Directors of the Company (the “Board”).

(b) During the term hereof, the Executive shall devote his full business time and his best efforts, business judgment, skill and knowledge exclusively to the advancement of the business and interests of the Company and its Affiliates and to the discharge of his duties and responsibilities hereunder. The Executive shall not engage in any other business activity or serve in any industry, trade, professional, governmental or academic position during the term of this Agreement, except as may be expressly approved by the Board in writing. The foregoing shall not limit the Executive’s right to engage in such activities as are reasonably necessary to monitor and protect his interests as a minority stockholder in other companies, to the extent a reasonably prudent minority stockholder of a corporation would be expected to engage in such activities.

4. Compensation and Benefits. As compensation for all services performed by the Executive under and during the term hereof and subject to performance of the Executive’s duties and of the obligations of the Executive to the Company and its Affiliates, pursuant to this Agreement or otherwise:

(a) Base Salary. During the term hereof, the Company shall pay the Executive a base salary at the rate of Two Hundred Twenty Five Thousand Dollars $225,000 per annum, payable in accordance with the payroll practices of the Company for its executives, and subject to increases from time to time as may be approved by the Board. Such base salary, as from time to time increased by the Board, is hereafter referred to as the “Base Salary”.

(b) Incentive and Bonus Compensation. With respect to each calendar year during the term hereof, the Executive shall be entitled to receive a minimum Bonus based on the achievement by the Company of certain performance objectives as set forth on Schedule A to this Agreement (the “Bonus”) and such other incentive compensation as the Executive may be eligible to receive under benefit plans maintained by the Company from time to time. For this purpose, 2007 shall be the first calendar year during the term hereof, and Executive shall be entitled to receive the Bonus payable pursuant to this paragraph as if this Agreement had been effective for the entirety of calendar year 2007. The Bonus shall be payable in accordance with the timing of the Company’s payment of bonuses to its other senior executives for the corresponding period and in accordance with the Company’s other policies and procedures relating to bonus compensation. The amount of the Bonus shall be determined based on the achievement of the predetermined performance objectives set forth in Schedule A, and shall be payable no later than the later of (i) March 31 of the year following the year in which such Bonus was earned or (ii) the date that is thirty (30) days after the Company has received the audited financial statements of the Company for the year in which such Bonus was earned from the Company’s independent auditors. The Bonus and any other incentive compensation paid to the Executive shall be in addition to the Base Salary.

(c) Vacation. During the term hereof, the Executive shall be eligible for four (4) weeks of annual paid vacation time in accordance with the policies of the Company as in effect from time to time, and subject to the reasonable business needs of the Company. Vacation that is not used during the year in which it is accrued may be carried into the first quarter of the next year but is thereafter lost. Vacation that is carried forward may not be used consecutively with the following year’s vacation. Executive shall not be entitled to any accrued but unused vacation pay if the Company terminates Executive for Cause.

(d) Other Benefits. The Executive shall be entitled to participate in or receive benefits under both the Company’s Executive Benefit Plan and any plan or arrangement made available from time to time by the Company to its employees generally (including any health, dental, vision, disability, life insurance, 401K or other retirement programs). In the event that Executive’s wife and/or dependents are eligible to participate in such plans or arrangements, the Company shall pay 100% of their premiums as well. Any such plan or arrangement shall be revocable and subject to termination or amendment at any time only in accordance with the terms and conditions of such plans or arrangements, without recourse by Executive, provided that no such termination or amendment shall disadvantage Executive or his wife or dependents disproportionately to any other participants therein (except as may be required by laws or regulations, such as those related to “top-heavy” or “top hat” plans). During the term hereof, the Company further agrees to reimburse the Executive for all reasonable costs and expenses incurred in connection with continuing education and similar courses, including, without limitation, courses taken by the Executive for purposes of obtaining a Masters of Business Administration degree.

(e) Business Expenses. The Company shall pay or reimburse the Executive for all reasonable, customary and necessary business expenses incurred or paid by the Executive in the performance of his duties and responsibilities hereunder, subject to any maximum annual limit and other restrictions on such expenses set by the Board and to such reasonable substantiation and documentation as may be specified by the Company from time to time. In addition, the Company shall permit Executive to travel in first class in connection with any business travel relating to the performance of Executive’s duties and responsibilities hereunder, and the cost of such first class travel and first class accommodations shall be deemed reasonable, customary and necessary.

(f) Sign On Bonus. Not Applicable

5. Termination of Employment and Severance Benefits. Notwithstanding the provisions of Section 2 hereof, the Executive’s employment hereunder shall terminate prior to the expiration of the term under the following circumstances:

(a) Death. In the event of the Executive’s death during the term hereof, the Executive’s employment hereunder shall immediately and automatically terminate. In such event, the Company shall pay to the Executive’s designated beneficiaries or, if no beneficiaries have been designated by the Executive, to his estate, (i) the Base Salary earned but not paid through the date of termination, and (ii) any business expenses incurred by the Executive but un-reimbursed on the date of termination, provided that such expenses and required substantiation and documentation are submitted within ninety (90) days of termination and that such expenses are reimbursable under Company policy (all of the foregoing, “Final Compensation”). In addition, the Company will pay to the Executive’s beneficiaries or estate (i) the Bonus earned by, and any other incentive compensation awarded to, the Executive but unpaid as of the date of termination, and (ii) if the date of termination is on or after April 1 of any calendar year, a prorated portion of the Bonus that would have been earned by the Executive for that year, determined by annualizing the Company’s revenue and EBITDA achieved for the elapsed portion of such calendar year for purposes of making the determination contemplated by Schedule A and multiplying the Bonus amount, as so determined, by a fraction, the numerator of which is the number of days elapsed between January 1 and the date of termination and the denominator of which is three hundred sixty-five (365) (collectively, the “Final Bonus”), payable at the time bonuses are payable to executives of the Company generally. The Company shall have no further obligation to the Executive hereunder.

(b) Disability.

(i) The Company may terminate the Executive’s employment hereunder, upon written notice to the Executive, in the event that the Executive becomes disabled during his employment hereunder through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, is unable to perform substantially all of his duties and responsibilities hereunder, notwithstanding the provision of any reasonable accommodation, for one hundred twenty (120) consecutive days or more than one hundred eighty (180) days in the aggregate during any period of three hundred sixty-five (365) consecutive calendar days. In the event of such termination, the Company shall have no further obligation to the Executive, other than for payment of Final Compensation and any Final Bonus.

(ii) The Board may designate another employee to act in the Executive’s place during any period of the Executive’s disability. Notwithstanding any such designation, the Executive shall continue to receive his compensation and benefits in accordance with Section 4, to the extent permitted by the then-current terms of the applicable benefit plans, until the Executive becomes eligible for disability income benefits under the Company’s disability income plan or until the termination of his employment, whichever shall first occur.

(iii) While receiving disability income payments under the Company’s disability income plan, the Executive shall not be entitled to receive any Base Salary under Section 4(a) hereof, but shall continue to participate in Company benefit plans in accordance with Section 4(d) and the terms of such plans, until the termination of his employment.

(iv) If any question shall arise as to whether during any period the Executive is disabled through any illness, injury, accident or condition of either a physical or psychological nature so as to be unable to perform substantially all of his duties and responsibilities hereunder, the Executive may, and at the request of the Company shall, submit to a medical examination by a physician selected mutually by the Company and Executive to whom the Executive or his duly appointed guardian, if any, has no reasonable objection to determine whether the Executive is so disabled and such determination shall for the purposes of this Agreement be conclusive of the issue. If such question shall arise and the Executive shall fail to submit to such medical examination, the Company’s determination of the issue shall be binding on the Executive.

(c) By the Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause at any time upon written notice to the Executive setting forth in reasonable detail the nature of such Cause. The following, as determined by the Board in its reasonable judgment, shall constitute Cause for termination:

(i) Material breach by the Executive of the Executive’s obligations under this Agreement, which material breach, if susceptible of cure, remains uncured after thirty (30) days’ written notice from the Company specifying in reasonable detail the nature of such breach;

(ii) Commission by Executive of an act of dishonesty or fraud upon, or willful misconduct toward, the Company or misappropriation of Company property or corporate opportunities, as reasonably determined by the Board;

(iii) A conviction, guilty plea or plea of nolo contendere of any misdemeanor that involves (a) moral turpitude or (b) other conduct that involves fraud, embezzlement, larceny, theft or dishonesty;

(iv) A conviction, guilty plea or plea of nolo contendere of any felony, unless the Board reasonably determines that the Executive’s conviction of such felony does not materially affect the Company’s or the Executive’s business reputation or significantly impair the Executive’s ability to carry out his duties under this Agreement (provided that the Board shall have no obligation to make such determination); or

(v) the Executive’s violation of the Company’s policies regarding insobriety during working hours or the use of illegal drugs.

Upon the giving of written notice of termination of the Executive’s employment hereunder for Cause, the Company shall have no further obligation to the Executive, other than for Final Compensation.

(d) By the Company Other Than for Cause. The Company may terminate the Executive’s employment hereunder other than for Cause at any time upon thirty (30) days’ written notice to the Executive. In the event of such termination, in addition to Final Compensation and any Final Bonus, the Executive shall be entitled to an aggregate amount equal to $337,000 (the “Severance Payment”), provided that if benefits are payable to the Executive under a separate severance agreement or an executive severance plan as a result of such termination, the amount payable under such agreement or plan shall be offset against the amount of the Severance Payment under this paragraph. Notwithstanding the foregoing, the Executive shall not be entitled to any Severance Payment under this Section 5(d) if termination of the Executive is due to the death or disability of the Executive. Further, any obligation of the Company to provide the Executive any Severance Payment is conditioned on the Executive signing and delivering to the Company an effective release of claims in the form provided by the Company (the “Release”) within thirty (30) days’ after the Company has provided to the Executive the written form of the Release requested. The Severance Payment will be payable in eight (8) equal payments, with one (1) being at the Company’s next regular payroll period which is at least five business days following the effective date of the Release or the date the Release is received by the Company. Each of the remaining seven (7) payments will be paid quarterly following the date the Release is received by the Company.

(e) By the Executive for Good Reason. The Executive may terminate his employment hereunder for Good Reason, upon written notice to the Company setting forth in reasonable detail the nature of such Good Reason. The following shall constitute Good Reason for termination by the Executive:

(i) Failure of the Company to continue the Executive in the position of Board Member, Executive Chairman of the Board of the Company, or the removal from the Executive and/or the assignment to any other person of any of the duties, responsibilities or functions customarily performed by the Executive Chairman of the Board of the Company, and such failure, removal or assignment continues for thirty (30) days after written notice thereof by the Executive specifying in reasonable detail the nature of such failure;

(ii) Failure of the Company to provide the Executive the Base Salary, Bonus or any other benefits in accordance with the terms of Section 4 hereof and such failure remains uncured for ten (10) days following written notice thereof by the Executive specifying in reasonable detail the nature of such failure;

(iii) Any requirement by the Company or an Affiliate that the Executive relocate to, or perform any of his duties hereunder at, any location that is more than fifty (50) miles from the office that the Company maintains on the date of this Agreement in Farmers Branch, Texas; provided, however, that reasonable and customary business travel, and the expectation that the Executive will perform certain functions in other offices of the Company in the ordinary course of business consistent with past practices shall not be deemed a required relocation under this paragraph (iii);

(iv) A Change of Control of the Company.

For purposes of this Agreement, a “Change of Control,” shall mean the earliest of approval by the Board, the establishment of a record date for purposes of determining the stockholders entitled to vote upon a proposal relating to, or the consummation of: (i) the sale of all or substantially all the assets of the Company; (ii) an acquisition of the Company by one or more persons or entities by means of any transaction or series of related transactions (including any reorganization, merger or consolidation) where the voting securities of the Company outstanding immediately preceding such transaction or the voting securities into or for which such outstanding voting securities are, or are proposed to be, converted or exchanged represent, or are proposed to represent, less than 50% of the voting securities of the corporation or surviving entity, as the case may be, following such transaction; or (iii) a transaction or series of related transactions resulting in, or that are proposed to result in, the issuance or transfer of shares of capital stock of the Company representing more than 50% of the voting securities of the Company.

In the event of termination in accordance with this Section 5(e), in addition to the Final Compensation, the Executive will be entitled to receive the Final Bonus and Severance Payment he would have been entitled to receive had the Executive been terminated by the Company other than for Cause in accordance with Section 5(d) above; provided that the Executive satisfies all conditions to such entitlement, including without limitation the signing of an effective Release; and further provided that if benefits are payable to the Executive under a separate severance agreement or an executive severance plan as a result of such termination, the amount payable under such agreement or plan shall be offset against the amount of the Severance Payment under this paragraph.

(f) By the Executive Other than for Good Reason. The Executive may terminate his employment hereunder at any time upon thirty (30) days’ written notice to the Company. In the event of termination of the Executive pursuant to this Section 5(f), the Board may elect to waive the period of notice, or any portion thereof, and, if the Board so elects, the Company will pay the Executive his Base Salary for the notice period (or for any remaining portion of the period). The Company shall have no further obligation to the Executive, other than for any Final Compensation due to him.

(g) Timing of Payments. In the event that at the time the Executive’s employment with the Company terminates the Company is publicly traded (as defined in Section 409A of the Internal Revenue Code), any amounts payable under this Section 5 that would otherwise be considered deferred compensation subject to the additional twenty percent (20%) tax imposed by Section 409A if paid within six (6) months following the date of termination of Company employment shall be paid at the later of the time otherwise provided in Section 5 or the earliest time that will prevent such amounts from being considered deferred compensation.

(h) Post-Agreement Employment. In the event the Executive remains in the employ of the Company or any of its Affiliates following termination of this Agreement, by the expiration of the term or otherwise, then such employment shall be at will.

6. Effect of Termination. The provisions of this Section 6 shall apply to termination pursuant to Section 2, Section 5 or otherwise.

(a) The Executive shall promptly give the Company notice of all facts not previously disclosed to or in the possession of the Company necessary for the Company to determine the amount and duration of its obligations in connection with any termination pursuant to Section 5(d), 5(e) or 5(f) hereof.

(b) Benefits shall terminate pursuant to the terms of the applicable benefit plans based on the date of termination of the Executive’s employment without regard to any continuation of Base Salary or other payment to the Executive following such date of termination.

(c) Provisions of this Agreement shall survive any termination of the Executive’s employment hereunder or the termination of this Agreement upon the expiration of the term hereof if so provided herein or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation the obligations of the Executive under Sections 7 and 8 hereof and the obligations of the Company under Section 5. The obligation of the Company to make payments to or on behalf of the Executive under Section 5(d), 5(e) or 5(f ) hereof is expressly conditioned upon the Executive’s continued full performance of his obligations under the Non-Competition Agreement. The Executive recognizes that, except as expressly provided herein, the Company shall have no duty to provide Executive with any compensation or other payments following the termination of Executive’s employment with the Company.

7. Confidential Information, Ownership of Information, Inventions and Original Work, and Restrictive Covenants.

7.01 Confidential Information

(a) The Executive acknowledges that the Company and its Affiliates continually develop Confidential Information, that the Executive may develop Confidential Information for the Company or its Affiliates and that the Company will provide Executive with Confidential Information during the course of his employment. The Executive will comply with the policies and procedures of the Company and its Affiliates for protecting Confidential Information and shall not disclose to any Person or use, other than as required by applicable law or for the proper performance of his duties and responsibilities to the Company and its Affiliates, any Confidential Information obtained by the Executive incident to his employment by the Company or any of its Affiliates. The Executive understands that this restriction shall continue to apply for a period of two (2) years after his employment terminates, regardless of the reason for such termination.

(b) All documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of the Company or its Affiliates and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by the Executive, shall be the sole and exclusive property of the Company and its Affiliates. The Executive shall safeguard all Documents and shall surrender to the Company at the time his employment terminates all Documents then in the Executive’s possession or control.

7.02 Ownership of Information, Inventions and Original Work.

Executive agrees that any creative works, discoveries, designs, software, computer programs, inventions, improvements, modifications, enhancements, know-how, formulation, concept or idea which is conceived, created or developed by Executive , either alone or with others (collectively referred to as “Work Product”) is the exclusive property of the Company if either:

(a) It was conceived or developed in any part on Company time;

(b) Any equipment, facilities, materials or Confidential Information of the Company was used in its conception or development; or

(c) It either (i) relates, at the time of conception or reduction to practice, to the Company’s business or to an actual or demonstrably anticipated research or development project of the Company, or (ii) results from any work performed by Employee for the Company.

Executive agrees to assist the Company in obtaining any patent or copyrights on such Work Product, and to provide such documentation and assistance as is necessary for the Company to obtain such patent or copyright. Executive shall maintain adequate written records of such Work Product, in such format as may be specified by the Company. Such records will be available to and remain the sole property of the Company at all times. Executive’s obligations to assist the Company in obtaining and enforcing patents and copyrights with respect to any Work Product within the scope of this provision shall continue beyond the termination of Executive’s employment with the Company.

7.03 Restrictive Covenants

Executive acknowledges that in order to effectuate the promise to hold Confidential Information in trust for the Company and in order to protect the Company’s legitimate business interests (which include but are not limited to continuation of contracts and relationships with its customers, its reputation, and its competitive advantage), it is necessary to enter into the following restrictive covenants. Without the prior written consent of the Company, Executive shall not, during his employment at the Company or for a period of one (1) year following the termination of employment:

(a) Engage in or perform services for a Competing Business. For purposes of this Agreement, “Competing Business” is one which provides the same or substantially similar products and services as those provided by the Company during Employee’s employment, including, but not limited to Telecom Consulting, Telecom Field Services, Wireline EFI&T Services, Wireless EFI&T Services, Telecom Hardware, Software, or Circuit Audits, Retrofits or Software Development. The geographic area for purposes of this restriction is the area(s) within the United States and of any Company office or facility in which, from which, or in relation to which Executive performed services for the Company;

(b) Have any indirect or direct financial interest in a Competing Business; provided, however, that the ownership by the Executive of any stock listed on any national securities exchange of any corporation conducting a competing business shall not be deemed a violation of this Agreement if the aggregate amount of such stock owned by the Executive does not exceed five percent (5%) of the total outstanding stock of such corporation;

(c) Solicit business from, attempt to do business with, or do business with any person or entity that was a customer/client of the Company during Executive’s employment with the Company and which Executive either: (i ) called on, serviced, did business with or had contact with during his employment; or (ii) became acquainted with or received Confidential Information regarding during his employment. This restriction applies only to business that is in the scope of services or products provided by the Company. The geographic area for purposes of this restriction is the area where the customer/client is located and/or does business; or

(d) Solicit, induce or attempt to solicit or induce, on behalf of himself or any other person or entity, any employee of the Company to terminate their employment with the Company and/or to accept employment elsewhere.

8. Assignment of Rights to Intellectual Property. The Executive shall promptly and fully disclose all Intellectual Property to the Company. The Executive hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) the Executive’s full right, title and interest in and to all Intellectual Property. The Executive agrees to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company and to permit the Company to enforce any patents, copyrights or other proprietary rights to the Intellectual Property. The Executive will not charge the Company for time spent in complying with these obligations. All copyrightable works that the Executive creates in the course of his employment by the Company shall be considered “work made for hire.”

9. Conflicting Agreements. The Executive hereby represents and warrants that the execution of this Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other agreement to which the Executive is a party or is bound and that the Executive is not now subject to any covenants against competition or similar covenants or any court order or other legal obligation that would affect the performance of his obligations hereunder. The Executive will not disclose to or use on behalf of the Company any proprietary information of a third party without such party’s consent.

10. Enforcement of Covenants. The Executive acknowledges that he has carefully read and considered all the terms and conditions of this Agreement, including, but not limited to, the restraints contained in Paragraph 7. The Executive agrees that said restraints are necessary for the reasonable and proper protection of the Company and its Affiliates and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area.

11. Definitions. Words or phrases which are initially capitalized or are within quotation marks shall have the meanings provided in this Section 11 and as provided elsewhere herein. For purposes of this Agreement, the following definitions apply:

(a) “Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by either management authority or equity interest, provided, however, Affiliates shall not include the holders of the Company’s preferred stock, their Affiliates or their portfolio companies (other than the Company), to the extent applicable.

(b) “Confidential Information” means any and all confidential information and trade secrets of the Company and its Affiliates, including, without limitation, all Intellectual Property of the Company and any information relating to (i) the development, research, testing, manufacturing, marketing and financial activities of the Company and its Affiliates, (ii) the Products, (iii) the costs, sources of supply, financial performance and strategic plans of the Company and its Affiliates, (iv) the identity and special needs of the customers of the Company and its Affiliates and (v) the people and organizations with whom the Company and its Affiliates have business relationships and those relationships. Confidential Information also includes any information that the Company or any of its Affiliates have received, or may receive hereafter, belonging to customers or others with any understanding, express or implied, that the information will not be disclosed. Notwithstanding the foregoing, Confidential Information does not include (i) information that is or becomes known or generally available to the public other than as a result of disclosure by the Executive in breach of this Agreement, or (ii) information that is or becomes available to the Executive on a nonconfidential basis after the termination of his employment relationship with the Company.

(c) “Intellectual Property” means inventions, discoveries, developments, methods, processes, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by the Executive (whether alone or with others, whether or not during normal business hours, and whether on or off Company premises) during the Executive’s employment and during the period of six (6) months immediately following termination of his employment that make use of Confidential Information or any of the equipment or facilities of the Company or any of its Affiliates.

(d) “Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust and any other entity or organization, other than the Company or any of its Affiliates.

(e) “Products” mean all products researched, developed, tested, manufactured, sold, licensed, leased or otherwise distributed or put into use by the Company or any of its Affiliates, together with all services provided by the Company or any of its Affiliates, including, without limitation, all hardware, software or other technology developed by the Company or any of its Affiliates and any research data or other documentation related to the development of such hardware, software or other technology.

12. Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

13. Assignment. Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.

14. Severability. If any portion or provision of this Agreement shall, to any extent, be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

15. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

16. Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person, by a reputable national courier service, or deposited in the United States mail, postage prepaid, registered or certified, and addressed to the Executive at his last known address on the books of the Company or, in the case of the Company, at its principal place of business, attention of the Chair of the Board, or to such other address as either party may specify by notice to the other actually received.

17. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of the Executive’s employment, excluding only any agreements governing the rights and obligations of the Company and the Executive with respect to the securities of the Company, and any Company-provided separate benefit or severance plans, all of which remain in full force and effect in accordance with their terms.

18. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by an expressly authorized representative of the Company.

19. Headings. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

20. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

21. Governing Law. This is a Texas contract and shall be construed and enforced under and be governed in all respects by the laws of the State of Texas, without regard to the conflict of laws principles thereof.

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IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Company, by its duly authorized representative, and by the Executive, as of the date first above written.

THE EXECUTIVE	GOODMAN NETWORKS INCORPORATED

/s/ James Goodman	By:	/s/ John Goodman
James Goodman	Title:	CEO

Schedule A

Incentive Bonus Compensation

The Executive shall be entitled to receive a minimum Bonus for each calendar year of the Term if the Company achieves the following performance goals:

If in any calendar year during the Term the Company achieves 90% of its revenue and 100% EBITDA targets (calculated based on the audited financial statements of the company, pursuant to Generally Accepted Accounting Principles (“GAAP”), for such calendar year) as previously determined by the Board and as set forth in the Company’s operating budget for such calendar year, then the Executive shall be entitled to a Bonus equal to 20% of Executive’s Base Salary for such calendar year.

If in any calendar year during the Term the Company achieves 90% of its revenue and 130% of its EBITDA targets (calculated based on the audited financial statements of the company, pursuant to GAAP, for such calendar year) as previously determined by the Board and as set forth in the Company’s operating budget for such calendar year, then Executive shall be entitled to a Bonus equal to 35% of the Executive’s Base Salary for such calendar year.

If in any calendar year during the Term the Company achieves 95% of its revenue and 150% of its EBITDA targets (calculated based on the audited financial statements of the company, pursuant to GAAP, for such calendar year) as previously determined by the Board and as set forth in the Company’s operating budget for such calendar year, then the Executive shall be entitled to a Bonus equal to 50% of his Base Salary for such calendar year.

Payment of the Bonus shall be guaranteed, and not subject to the discretion of the Board, any committee thereof or any other Person, subject to the achievement of any of the targets specified above.